UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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GRAFTECH INTERNATIONAL LTD.

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GrafTech International Ltd. (the “Company”) sent the following letter and supplementary materials to Institutional Shareholder Services (“ISS”) on May 6, 2014 to correct factual inaccuracies and misrepresentations included in ISS’s voting recommendation report.

The Company reiterates that by voting the WHITE proxy card, stockholders can ensure that their Board is well-balanced and retains the deep experience essential to overseeing the Company’s governance responsibilities and operations in the challenging macroeconomic environment in which it operates. Furthermore, it will ensure that representation from the Milikowsky Group is added following the Annual Meeting, assuming that David Jardini and/or Karen Finerman accept the Company’s invitation to join the Board. As the Company has stated in its proxy materials, if all of the Company’s seven nominees are elected, the Board intends to offer to add representation from the Milikowskys’ slate (other than Nathan Milikowsky) to the Board after the Annual Meeting. The Company is committed to make such an offer, however, no assurance can be given that Mr. Jardini or Ms. Finerman will agree to serve in response to such an offer. Any decision as to whom will be invited to join the Board would be made by the Board after the Annual Meeting based on the recommendation of the Nominating Committee.

12900 Snow Road — Parma, Ohio 44130
Joel Hawthorne President and CEO	Tel: 216.676.2340 Fax: 216.676.2526 joel.hawthorne@graftech.com

May 6, 2014

Institutional Shareholder Services Inc.

702 King Farm Blvd

Rockville, Maryland 20850

Attention: Dr. Martha Carter

Head of Global Research

Re:	GrafTech International Ltd.

Dear Dr. Carter:

On May 2, 2014, Institutional Shareholder Services Inc. (“ISS”) issued its report and voting recommendations regarding the 2014 annual meeting of stockholders of GrafTech International Ltd. (the “Company”). Despite the Company’s direct communications with ISS about specific material factual matters, the ISS report clearly indicates that such information provided by the Company to ISS was ignored or misstated.

I am writing you this letter to request that ISS immediately publicly correct certain material misstatements and omissions included in ISS’s report, as detailed below.

Page 3 of the ISS report states, “Moreover, based on management’s own 2014 estimates which indicate the company will operate at 90% utilization rate, the company’s shipments of electrodes are expected to further drop from 196,000 MT in 2013 to 176,000 MT in 2014.”

This statement is blatantly false and wrongly attributed to the Company. The Company has never publicly disclosed, and did not disclose to ISS in its meeting, its actual shipments for 2013 or estimated shipments for 2014. It is obvious that ISS has drawn this false information from the presentation filed with the U.S. Securities Exchange Commission by the Milikowsky Group on April 28, 2014, without conducting any appropriate diligence to verify that information. In fact, as the Company explicitly stated in its meeting with ISS, and has stated publicly in earning conference calls, the Company estimates that its shipments of electrodes in 2014 will be higher than its shipments in 2013 and, further, the Company’s shipments in 2013 were higher than its shipments in 2012.

The regurgitation of the Milikowsky Group’s false statements that ISS has wrongly attributed to the Company is particularly disconcerting given the Company’s responsiveness to questions raised by ISS, including the letter attached that specifically addressed questions raised by ISS about graphite electrode demand vs EAF steel growth and the Company’s shipments.

Page 3 of the ISS report also states, “There is evidence that poor execution and poor operating performance has extracted a huge economic toll on shareholders. GrafTech has meaningfully underperformed its peers in both the near and longer terms. The relative underperformance has been persistent and most striking beginning in 2008 and sharpening in 2011.”

These statements are made without any support or evidence as to operating performance or execution. When compared to its peers, the Company has outperformed its peers based on such customary and proper measures of operating performance and execution as revenue growth and EBITDA margin percentage. As demonstrated by the table attached, which uses the same peer group as ISS and the dissident, the Company has outperformed its peers over the 10 year, 5 year and 3 year periods cited in the ISS report, and, periods noted by ISS as being persistent and striking, the Company has been consistently among the top three of its peers in these critical performance measurements. Notably, over the 10 year period, GTI has been first among its peers in EBITDA margin, at 20.5%

Given these facts, it is highly misleading for ISS to refer to the Company as underperforming or as a troubled company (as quoted below).

Page 4 of the ISS report states, “Although the company continues to assert that Milikowsky violated his director’s duties in his previous stint as a GrafTech director, and is thus not qualified to serve, it continues to acknowledge his financial acumen and deep understanding the industry.” and “Weighed against the significant strengths even the board concedes Milikowsky would bring as a director of this troubled company…”

These statements are blatantly false and wrongly attributed to the Company. The Company has not stated that Nathan Milikowsky has deep understanding of the industry or could bring significant strengths as a director. In fact, the Company has consistently stated that Mr. Milikowsky’s strategy demonstrates a basic lack of industry understanding and a complete disconnect in understanding the difference between a global graphite electrode producer like GrafTech and a single-plant niche producer (like C/G Electrodes) operated only during the recovery part of an industry cycle, which is the only industry experience of Mr. Milikowsky and which limited experience has led him to believe in a flawed and unrealistic strategy. As the Company has publicly stated, basing the strategy of a multi-national, backward-integrated manufacturer with global distribution operations on the short-term operation of a small, niche business with a limited product offering is misguided and reckless.

Page 19 of the ISS report states, “…co-founders and managers of C/G Electrodes and Seadrift Coke, growing that company from an initial investment of $6 million in 2003 to a valuation of $850 million at its sale to GrafTech seven years later.”

This statement is materially misleading. The ISS report fails to include the material purchase price paid for Seadrift Coke, fails to mention that the Company’s market capitalization during the same period grew from less than $200 million to approximately $3 billion and fails to mention Seadrift’s near insolvency under Nathan Milikowsky’s management prior to loans made by the Company and other owners to Seadrift in 2009. Given that the statement is obviously made for the purposes of touting the accomplishments of Messrs. Jardini and Milikowsky, it is irresponsible for ISS to present such an incomplete analysis.

Page 1 of the ISS report states, “For his part, Milikowsky has proposed the company retain a new, nationally-recognized law firm to conduct an unbiased third party review of the evidence from the board’s prior investigation. If it concludes he did violate his director’s duties, Milikowsky would not take a board seat.”

The ISS report completely misrepresents Mr. Milikowsky’s review proposal. First, his proposal required that he be immediately restored to the Board prior to such review. Second, ISS failed to mention or consider that, if the Company accepted his proposal, Mr. Milikowsky could not be removed from the Board if—once again—he did not like or disagreed with the results of such review. Third, ISS failed to mention or consider why another independent unbiased review would reach a different conclusion than the first review by an unbiased, independent law firm. In addition, ISS failed to mention or consider that the Milikowsky Group’s assertion that the Company’s proposed review could take as long as two years is completely false, since the prior independent investigation took only six months and a second investigation could actually be completed in three to six months assuming that Nathan Milikowsky himself fully cooperates this time. This was expressly discussed in the Company’s meeting with ISS. It is particularly disappointing that ISS relied solely on the Milikowsky Group’s analysis of the independent review proposals, instead of at least providing accurate and complete descriptions of each of the respective proposals in the ISS report so the reader can make its own assessment.

Page 4 of the ISS report states, “The board’s allegations against Milikowsky are serious, and deserve shareholders’ attention.”

Notwithstanding ISS’s statement regarding the seriousness of the actions taken by Mr. Milikowsky and individuals affiliated with Mr. Milikowsky during his tenure as director, the ISS report conspicuously omits any description, timeline, or discussion of key events. The Company detailed such actions in slides 46-48 and 55-60 of the Company’s presentation filed with the U.S. Securities Exchange Commission (which ISS representatives received and represented that they had reviewed prior to the Company’s meeting with them) and in the Company’s proxy statement, and the Company discussed such actions in detail in the Company’s meeting with ISS. I have included a copy of such slides with this letter. As documented in that information, as a director of a public company, Mr. Milikowsky lied to fellow directors, breached his stockholders agreement with the Company and breached his fiduciary duties to the Company and its stockholders.

As an organization charged with the responsibility of advising its clients on issues regarding corporate governance and appropriate director conduct, it is shocking that ISS failed to mention or consider any of the many publicly disclosed facts, including that, during the independent Special Committee investigation, Nathan Milikowsky was the only director, officer or employee who failed to comply with a required legal hold and full document production and that he was also the only director, officer or employee who avoided being interviewed by the independent and unbiased law firm retained to conduct the investigation.

ISS’s conclusions and recommendations are inconsistent with its own 2014 current proxy voting policies, which provide for ISS to vote against or withhold from directors individually, committee members, or the entire board, due to “material failures of governance, stewardship, risk oversight, or fiduciary responsibilities at the company” or “egregious actions related to a director’s service on other boards that raise substantial doubt about his or her ability to effectively oversee management and serve the best interests of shareholders at any company.”

Thank you for your attention and I look forward to your immediate and corrective action.

Sincerely,

Joel L. Hawthorne

Cc:	Chris Cernich, Executive Director, M&A and Contested Elections

James Miller, M&A and Contentious Analysis

Thorough Investigation Found Nathan Milikowsky
Engaged in Misconduct and Is Not Qualified

Independent directors unanimously concluded Nathan Milikowsky did not satisfy the governance requirements for re-
nomination:
– High personal standards (integrity, honesty and full disclosure of all conflicts of interest)
– Compliance with duty of undivided loyalty and duty of candor
– Compliance with code of conduct (ethics, integrity, conflicts of interest, public disclosure and confidentiality)
– Acting as a member of the Board (disruptive to Board functioning inconsistent with his fiduciary duties and counterproductive to the Board’s discharge of its fiduciary duties)
Taking into account all information considered material and relevant, including:
– Report of a top independent law firm, Wilson Sonsini, on assessment of functioning of the Board
– Results of internal investigation by well recognized, highly experienced, independent investigatory counsel, Morris, Nichols, reported to a Special Committee
– Letter for the Board submitted to lead director and counsel, by former CFO (previously at IBM) and three other employees, based on personal knowledge and required by code of conduct;
– Reporting a hedge fund investing in GrafTech shares (“Hedge Fund”) on multiple occasions revealed contemporaneous knowledge by it of material non-public information (significant M&A transactions, plant cost structure, capital spending and investment, and Board issues - information only known to management and the Board)
Thorough investigation, including over 2,000 hours of personnel time and thousands of documents reviewed
Investigatory counsel reported its conclusions:
– There had been leaks of such information and there was evidence that Nathan Milikowsky was the source
– No evidence to support a conclusion that management or any other director was the source and at least some of that information could not have been developed independently
– Mr. Milikowsky did not cooperate fully (documents provided were incomplete and omitted specifically requested documents known to exist)
– Mr. Milikowsky attempted to mislead the investigation (representing that he produced all responsive documents, although documents produced by another director revealed this to be untrue)
Also found evidence that Milikowskys were acting in coordination with the Hedge Fund, in violation of the Stockholders’
Agreement
Special Committee of independent directors, formed as a customary and proper response:

Nathan Milikowsky Leaks Information to Change
Strategy/Management
December 2011 –
March 2012
Board/Committee
Meetings
• Board confidentially discusses both possible repurchase of 10 million shares and acquisition of a target company, in a sector in which GrafTech had not publicly disclosed material interest, as well as detailed plant cost structure information
• N. Milikowsky raises questions about strategy, based on same flawed assumptions underlying his current strategy
March 2012
• To address questions, there is an all-day strategic and tactical review by management with N. Milikowsky
• N. Milikowsky leads management to believe he supports strategy and tactics and management so reports to the Board at next
Board meeting
• N. Milikowsky does not disagree at that next Board meeting
March 21, 2012
• Hedge Fund emails D. Milikowsky requesting they have a “quick conversation on GrafTech” and D. Milikowsky forwards email to N. Milikowsky asking “what do you think”
March 27, 2012
• N. Milikowsky’s nephew states, in an IR teleconference, that shareholders “would not like [it] at all” if GrafTech acquired another company
April 24, 2012 • The Audit Committee, including N. Milikowsky, meets to consider stock repurchases
April 25, 2012
• D. Milikowsky receives a number of emails from Hedge Fund about share repurchases, and forwards them to N. Milikowsky
N. Milikowsky tells D. Milikowsky that he will review, and “talk to him when he gets back”
April 26 and 27,
2012
• N. Milikowsky’s nephew, in IR teleconferences, states that GrafTech should spend less time on seeking acquisitions and pursue a repurchase program
April 28, 2012
• N. Milikowsky calls his nephew to request that his nephew stop asking questions, as his preference is that other shareholders ask the questions and “not my relative.” The nephew replies that he has been “conscious of not raising any questions not easily and clearly problems.” [Purported notes of N. Milikowsky recorded at the time of the call.] [Isn’t it odd to record notes of this call with one family member, but no notes of any call with D. Milikowsky or anyone else?]
April 30, 2012 • N. Milikowsky’s nephew emails IR personnel, noting he “probably speaks to as many of [GTI’s] shareholders as you do”
May 31, 2012
• Hedge Fund states, in an IR teleconference, it knows GrafTech has been in discussions to acquire a company, names the target company and expresses its displeasure with any acquisition
Summer 2012
• Hedge Fund tells a former GrafTech senior employee that Hedge Fund had dinner/lunch with “Milikowskys” regarding
GrafTech and Hedge Fund
• Hedge fund asked if former GrafTech senior employee wanted to be CEO of GrafTech [Testimony of former employee to investigatory counsel; Hedge Fund does not specify if one or both Milikowskys or whether lunch or dinner]
August 14, 2012 • Hedge Fund states, in an IR teleconference, it knows the Company’s highest cost electrode plant
February 2013
Board Meeting
• Board confidentially discusses possible strategic merger transaction
March 15, 2013
• Hedge Fund schedules a face to face meeting with management and its initial questions are focused on the strategic merger transaction, naming the target
Violation of Law; Breach of Fiduciary Duty, the Stockholders’ Agreement,
Governance Guidelines and the Code of Conduct

Milikowskys Are Coordinated with Hedge Fund to
Change Strategy/Management and Suborns Directors

Milikowskys Are Coordinated with Hedge Fund to Change Strategy/Management
April 28, 2012
• D. Milikowsky receives email from Hedge Fund on incentive compensation and forwards to N. Milikowsky, during the same time that GrafTech is responding to comments on incentive compensation from Hedge Fund
May 11, 2012
• Hedge Fund submits letter to Board proposing strategy similar to flawed strategy proposed by N. Milikowsky, using similar terminology, and also negatively commenting on executive incentives
Summer 2012
• Hedge Fund tells a former GrafTech senior employee that Hedge Fund had dinner/lunch with “Milikowskys” regarding
GrafTech and Hedge Fund
• Hedge fund asked if former GrafTech senior employee wanted to be CEO of GrafTech [Testimony of former employee to investigatory counsel; Hedge Fund does not specify if one or both Milikowskys or whether lunch or dinner]
August 2, 2012
• N. Milikowsky presents demand to lead director that CEO be replaced (on the same day that Hedge Fund suggested that CEO should be replaced and would like a dialogue with N. Milikowsky – even though it was clear they were already in contact with the Milikowskys)
Nathan Milikowsky Suborns Directors
October 19, 2011
• N. Milikowsky offers Audit Committee Chair (“AC Chair”) opportunity to invest in an early stage medical technology company sponsored by N. Milikowsky. AC Chair signs $220,000 subscription agreement on October 19
October 2011
• AC Chair tells N. Milikowsky that he could not complete the transaction, but N. Milikowsky waives off any concern and tells him he could pay when he could, at same share price – essentially a “free option”. AC Chair pays an initial $10,000 in October
2011 [Testimony of AC Chair to investigatory counsel]
September 2012
• AC Chair attempts to suborn lead director, by telling her that she can continue to be lead director after management changes.
Lead director refuses
Breach of Fiduciary Duty, Code of Conduct and the Stockholders’ Agreement and Highly
Disruptive to the Board Functioning

Nathan Milikowsky Refuses to Cooperate With Internal
Investigation

September 12,
2012
• Employees express concern to lead director that insider information is being leaked
September 19,
2012
• Special Committee established to investigate possible leaks and insider trading. All directors advised that full cooperation is required and will be requested to provide documents and interviews
• All directors and management asked to sign legal holds. N. Milikowsky is the only person, of 27 who were requested to sign and co-operate, who refuses to sign
October 23, 2012
• N. Milikowsky counsel sends letter to investigatory counsel, requesting indemnification and confirming that all communications regarding the investigation between Special Committee and N. Milikowsky will be through counsel. [N. Milikowsky is the only person who asked for counsel – what did he have to hide?]
• N. Milikowsky was not the subject of the investigation at this point, yet he still hired counsel
November and
December 2012
Board Meetings
• Directors requested to begin collecting documents for delivery to investigatory counsel
January 2013 • Two written requests for documents sent to directors
February and
March 2013
• Investigatory counsel provides suggested dates on which it could interview N. Milikowsky
• N. Milikowsky initially fails to produce documents and then produces certain documents. Investigatory counsel reports production is incomplete and certain documents are redacted. For example, emails that would be expected in response to other emails are not produced and text appears omitted from other emails
• N. Milikowsky fails to provide a date in which he will be available for an interview. N. Milikowsky’s counsel says that he is not available for some of the dates and other dates are not good because N. Milikowsky is on vacation. N. Milikowsky is only person to ask for counsel to be present at interview, which is ultimately scheduled for April 2013
March 31, 2013
• N. Milikowsky sends letter to investigatory counsel, denigrating the investigation process, making targeted denials (he
“den[ied] providing any information” to Hedge Fund, and only that he had “no reason to believe Daniel provided any material non-public information” to Hedge Fund) and cancelling his scheduled interview
April 10, 2013
• Information turned over to SEC
• Subsequently provided information as requested
Breach of Fiduciary Duty, Governance Guidelines and
Code of Conduct

Nathan Milikowsky Misleads the Board

May 2012
• Following receipt of Hedge Fund’s letter, lead director asks all directors if they had contact with the Hedge Fund. N. Milikowsky reports to her that he spoke with them once
May 14, 2012
• At Board meeting, lead director asks N. Milikowsky to report on his contact with Hedge Fund
• N. Milikowsky states he had no contact, that D. Milikowsky was contacted by them and he told D. Milikowsky not to talk to them
Summer 2012
• N. Milikowsky strategizes with AC Chair to oust CEO and prepares detailed slide presentation promoting that agenda
• AC Chair convinces N. Milikowsky to use David Jardini as named CEO instead [Testimony of AC Chair]
September 2012 • N. Milikowsky and AC Chair make presentation to certain directors. Not all directors get the same slides
September 12,
2012
• N. Milikowsky forwards 4 slides from the presentation to GrafTech management
• Lead director tells N. Milikowsky that she knows that he has discussed “a much larger deck with other directors” and requests that N. Milikowsky forward a complete set
• AC Chair emails N. Milikowsky not to send the entire slide presentation to lead director unless he wants to share the information with the “entire Board” and management
September 14,
2012
• N. Milikowsky sends additional slides to lead director, telling her they are the “balance” of the slides. In fact, slides produced by other directors show that he lied and that various directors received different slides
September 2012
• N. Milikowsky tells two directors that he had procured support from a third director who was in favor of electing N. Milikowsky as Chairman. Testimony of the three directors shows that he lied
Breach of Fiduciary Duty and Governance Guidelines, and Highly
Disruptive to Board Functioning

Nathan Milikowsky Fails to Disclose Material Conflicts of Interest

September 19,
2012
• In connection with formation of Special Committee, directors are requested to disclose conflicts. None are disclosed by N.
Milikowsky or AC Chair
February 2013
• As committee begins to seriously consider reporting to SEC, AC Chair tells Special Committee about investment of “$10,000-
15,000” in one of N. Milikowsky’s companies, saying he “would have done same for any director” and indicating some future payments would be made under same subscription
• Through interview and document production process, full extent of arrangement is reported to investigatory counsel by AC
Chair. Outside counsel advises Special Committee that arrangement is essentially a “free option”
• N. Milikowsky does not produce the same documents, despite investigatory counsel request, claiming he has produced all documents
Breach of Fiduciary Duty, Governance Guidelines and
Code of Conduct

• In 2012, the GrafTech Board appointed a committee of independent directors, which engaged independent outside counsel, to conduct an investigation into apparent leaks of inside information and possible insider trading that was brought to the Board’s attention by several members of the management team
• Following a comprehensive and thorough process over the course of six months, independent investigatory counsel concluded that there had been leaks of information, that there was evidence that Nathan Milikowsky was the source of the leaks and that there was no evidence that management or any other director was the source
• During the investigation, other key facts were uncovered showing that Nathan Milikowsky acted inconsistently with the fiduciary responsibility of a board member under Delaware law and that the
Milikowskys breached the Stockholders’ Agreement, to which both Nathan and Daniel were subject
• Accordingly, the Board determined that Nathan Milikowsky did not meet the requirements set forth under the Stockholders’ Agreement, and the Corporate Governance Guidelines and Nominating
Committee Charter, for re-nomination
Nathan Milikowsky was Not Renominated to the Board for His Own
Failure to Meet GrafTech’s Corporate Governance Standards
46

Nathan Milikowsky is Not Qualified to Be a GrafTech
Director
47
Leaks
Information
Hedge Fund submits letter to Board proposing strategy similar to that outlined by
N. Milikowsky to the Board weeks earlier, using similar terminology, and also negatively commenting on executive incentives
In an IR teleconference with management, Hedge Fund reveals it knows GrafTech has been in discussions to acquire a company, names the target company and expresses its displeasure with any acquisition
How would Hedge Fund know
about the Board’s internal strategy
discussions, including specific
non-public details about a
contemplated transaction?
Suborns
Directors /
Undisclosed
Conflicts of
Interest
N. Milikowsky presents demand to lead director that CEO be replaced (on the same day that Hedge Fund suggested that CEO should be replaced and would like a dialogue with N. Milikowsky – even though it was clear they were already in contact with the Milikowskys)
Isn’t N. Milikowsky’s attempt to
install himself as CEO while on
the Board a clear violation of
Delaware law and the
Stockholders’ Agreement?
N. Milikowsky offers AC Chair opportunity to invest in an early stage medical technology company sponsored by N. Milikowsky through a $220,000 subscription agreement. After signing, AC Chair tells N. Milikowsky that he cannot complete the transaction beyond a $10,000 investment, but N. Milikowsky tells him he can pay when he can, at same share price – essentially a “free option”
Should N. Milikowsky have
disclosed financial arrangement
with AC Chair to the Board,
especially given the “free option”
nature of their arrangement?
AC Chair tells Special Committee about a “$10,000-15,000” investment in one of
N. Milikowsky’s companies, later revealing full extent of “free option” through interview and document production process
What was the real motivation
behind this “free option” – a
friendly gesture among fellow
Board members or an attempt by
N. Milikowsky to influence another
Board member? If it’s the former,
why not disclose it?
Facts/Evidence
What Stockholders Should Be
Asking

Nathan Milikowsky is Not Qualified to Be a GrafTech
Director (cont’d)
48
Refuses to
Cooperate
Special Committee established to investigate possible leaks and insider trading
All directors advised that full cooperation is required and will be requested to provide documents and interviews
All directors and management asked to sign legal holds; N. Milikowsky is the only person who refuses to sign
In connection with formation of Special Committee, directors are requested to disclose conflicts. None are disclosed by N. Milikowsky or AC Chair
N. Milikowsky initially fails to produce documents, eventually making a limited production with selected documents
Why would N. Milikowsky not sign
a legal hold if he had nothing to
hide?
Why does N. Milikowsky now
claim he retained all relevant
materials if he never turned them
over to investigatory counsel?
Misleads Board
N. Milikowsky and AC Chair make presentation to certain directors, and not all directors get the same slides
Lead director requests that N. Milikowsky forward all slides to all directors
N. Milikowsky sends additional slides to lead director, telling her they are the
“balance” of the slides
Documents produced by other directors show that, even then, he did not send all slides
Why didn’t Nathan Milikowsky
disclose entirety of materials to full
Board?
N. Milikowsky claims he did not communicate with hedge fund, while his own emails clearly show that he was coordinating with hedge funds through family members
What is N. Milikowsky hiding?
Facts/Evidence
What Stockholders Should Be
Asking

GrafTech’s performance vs. its peer group
Historical operating performance
Source: Bloomberg
Note: Electrode peers include SGL Carbon, Graphite India, HEG Limited, Tokai Carbon and Showa Denko; Graphite India and HEG Limited have March 31 fiscal year ends; Graphite India
2014 numbers are consensus; Revenue growth figures are CAGRs; EBITDA margin figures are averages
Revenue Growth (local currency) Revenue Growth (USD) EBITDA margin
10 year 5 year 3 year 1 year 10 year 5 year 3 year 1 year 10 year 5 year 3 year 1 year
GrafTech 5.1% (0.4%) 5.0% (6.5%) 5.1% (0.4%) 5.0% (6.5%) 20.5% 18.0% 16.6% 12.1%
Electrode peers 5.1% (1.7)% 2.2% (1.5)% 6.9% (2.2)% (0.4)% (11.8)% 17.3% 15.7% 14.2% 10.2%
GTI Rank 3 / 5 3 / 6 3 / 6 4 / 6 4 / 5 2 / 6 1 / 6 2 / 6 1 / 5 3 / 6 2 / 6 3 / 6

12900 Snow Road — Parma, Ohio 44130
Joel Hawthorne	Tel: 216.676.2340
President and CEO	Fax: 216.676.2526
joel.hawthorne@graftech.com

April 29, 2014

Jim Miller

ISS

702 King Farm Blvd.

Suite 400

Rockville, MD 20850-4045

Dear Jim:

Thanks for the time, interest and probing questions your team asked our Company last Thursday. From your diligence both during and after the meeting, it is clear that you and your team have an interest in understanding GrafTech and our culture and governance, its business drivers as well as the industry and the issues related to our ongoing proxy contest. I’m writing to follow up on one of your questions – specifically the questions related to our shipment history.

Graphite Electrode Supply and Demand Dynamics. You asked, in connection with slide 8 in the Milikowsky Group’s presentation, whether it was true that GrafTech’s shipments have decreased 2% over the time period presented. As explained in the meeting, GrafTech’s shipment levels today are at the same level as they have been through the cycles – that from bottom of cycle to bottom of cycle, we see the same volume levels – however, our shipments do increase and decrease throughout the cycle as we maximize value (price and volume) to generate the best returns for stockholders. As discussed, any time one shows a CAGR, the selection of the starting point and end point – along with an understanding of the significance of each – will significantly influence the conclusions drawn from the data. We believe the Milikowsky Group has chosen starting points that mislead stockholders, as illustrated below.

One of the reasons the Milikowsky Group’s slide causes confusion is because it only addresses one growth area - EAF steel production - and not growth from graphite electrode demand as well as supply/capacity growth. For that reason, we feel that stockholders are only getting half the story.

Much like general economic cycles, the global (Integrated and EAF) steel and graphite electrode industry cycle over the last 50 plus years has typically been a cycle of 7-10 years of deceleration, trough, recovery/growth and peak. The steel industry has a high correlation to GDP growth and cycles. The typical cycle would look as follows: 1-2 years of deceleration, 1-2 years at the trough, 3-4 years of recovery/growth and 1-2 years peaking. Then the cycle starts all over again. As a point of clarification, the current cycle we are in is not entirely “typical” due to what has become known as the Great Recession.

The table below covers the last 25+ years as examples of these cycles:

Year	Description	Year	Description	Year	Description
1989	Deceleration	1999	Deceleration	2009	Deceleration
1990	Deceleration	2000	Deceleration	2010	Deceleration
1991	Trough	2001	Trough	2011	Trough
1992	Trough	2002	Trough/Recovery	2012	Trough
1993	Trough/Recovery	2003	Recovery	2013	Trough
1994	Recovery	2004	Recovery	2014E	Trough/Recovery
1995	Recovery	2005	Recovery
1996	Recovery	2006	Recovery
1997	Peak	2007	Peak
1998	Peak/Deceleration	2008	Peak/Deceleration

Technology innovation, competitive forces, governmental policy related to the industry (EAF steel and graphite electrodes), general economic conditions and inventory positions in the supply chain are all factors that affect these cycles.

The business strategy for GrafTech has been to position the Company so that it will perform during all phases of the current and anticipated next cycle. We show this on slides 6 and 7 of our presentation, which present how the board and management have positioned the Company during the periods of 2002 – 2008 and 2009 – 2013.

I provide the above as background so you can understand the points below regarding the Milikowsky Group’s chart on EAF growth and GTI shipments.

1.	Cycle Timing: The Milikowsky Group’s chart covers from 2003 – 2012 and mixes time periods during a cycle. As is evident from the above table, it compares a recovery period in 2003 to a trough period of 2012. As I stated in the meeting, if you compare trough to trough, our average shipment levels approximate growth in demand.

2.	Technology Innovation: The Milkowsky Group’s chart does not reflect specific consumption improvement in the industry over the time period of 2003 - 2012. In our industry, there is a relationship between the quantities of electrodes consumed in making a specified quantity of steel (called specific consumption) and, correspondingly, between graphite electrode demand and EAF steel production. The technology innovation directly impacts the quality of our products (and our competitors’ products as well) and the rate of consumption of those products in EAF steel production. As reported in our 2012 and 2013 filings on form 10-K, over this ten-year time period, there has been an improvement in specific consumption (meaning fewer electrodes used to produce the same quantity of steel) – the improvement has been ~28% in absolute terms, or ~3% CAGR improvement, offsetting the EAF production growth. If I compare the correct cycle periods (2001-2002 trough to 2011-2013 current cycle trough) for electrode demand, the net EAF market demand is up 0.4%, which correlates to our shipments history. In addition to its misleading selection of the starting and ending points, the Milikowsky Group’s comparison of changes in EAF production against changes in graphite electrode

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shipments is misleading because it fails to recognize that, as a result of improvements in specific consumption, fewer tons of electrodes are needed to produce more tons of EAF steel.

3.	Competitive Forces: The Milikowsky Group uses the year 2003 as a starting point because that is when the graphite electrode assets formerly owned by the Milikowsky Group were bought out of bankruptcy, were restarted and shipments began. As I mentioned in the meeting, they entered the market and operated entirely during the recovery, growth and peak phases of the last cycle and took advantage of GrafTech’s successful pricing discipline strategy – which we implemented as part of a strategy to enhance value for our stockholders.

4.	Capacity: Over the complete cycle, we have always repositioned the Company to seek to achieve the lowest cost position and prepared for the upturn in the market. For example, in the last cycle from 1999 - 2008, we repositioned the Company from 10 graphite electrode plants with capacity of approximately 270,000 metric tons down to six plants with capacity at the trough of approximately 180,000 metric tons and then through productivity and investment grew capacity back to approximately 220,000 metric tons by 2008 as demand increased. Our shipments followed a similar trend as we reacted to demand conditions. This provided us with the low cost position to generate value for stockholders.

As an aside, at the end of the 2001-2002 trough, four companies exited the market (via bankruptcy) at the bottom of the last cycle (ERFT, Conradty, Carbide/Graphite Group and Shanghai Carbon). In this trough, we also repositioned the Company to its lowest cost position and have continued to service the customer with exceptional delivery and quality. As highlighted in our rationalization announcement in October 2013, we will bring our capacity down to 195,000 metric tons in this trough, but have the ability to increase capacity by another 60,000 metric tons to take our capacity back to 255,000 metric tons with lower cost capacity as demand increases. We highlight this in our 10-K.

Proxy Card. Let me take this opportunity to expand on one final point on the proxy card voting structure. Besides the clear strategy differences that the two proxy cards represent, another outcome of voting the two opposing proxy cards is impact on good corporate governance at GrafTech.

On strategy, the differences are clear: GrafTech’s strategy is to create stockholder value by being a global carbon and graphite material science company, which it has been since its inception over 125 years ago, by strengthening the core products of its Industrial Materials segment and commercializing advanced technologies in the Engineered Solutions segment, versus the Milikowsky Group’s simple and flawed strategy of being just a graphite electrode company with commodity pricing.

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On corporate governance, the Board has tried numerous attempts to resolve the proxy contest with the Milikowsky Group in the best interest of the Company and all stockholders, to provide representation with no success.

However, the Board has listened to ALL our stockholders and is providing a clear way for stockholders to achieve two critical objectives: the addition of Ms. Finerman, Mr. Jardini or both to the Board, while at the same time avoiding the loss of virtually all of the Board’s qualified and experienced directors. These critical objectives can both be achieved by voting the WHITE proxy card. The risk in voting for even one or two Milikowsky Group nominees on the blue proxy card to provide this representation is that the GrafTech Board could also lose all but one of its existing qualified and experienced independent directors. The directors that the Milikowsky Group has targeted – Mary Cranston, Steve Shawley and Ferrell McClean – are independent and integral to maintaining the Board’s continuity and to transferring to new directors essential institutional knowledge of good corporate governance, the business and the industry.

In addition to the uncertainty created by losing critical continuity, voting the blue proxy card has the potential to strip the Board’s committees of the majority, if not all (as in the case of the Audit and Finance Committee), of their current members. For example, given that Mr. Layman is retiring, if Ms. McClean and Mr. Shawley are not re-elected to the Board, the Audit and Finance Committee would be made up entirely of new directors.

By voting the WHITE proxy card, stockholders can ensure that their Board is well-balanced and retains the deep experience essential to overseeing the Company’s governance responsibilities and operations in the challenging macroeconomic environment in which it operates. Furthermore, it will ensure that representation from the Milikowsky Group is added following the Annual Meeting. The WHITE proxy card accomplishes all that a stockholder would need to settle this proxy contest, other than placing Nathan Milikowsky back on the Board. I believe we have made clear where the Board and management stand on that matter, as we discussed in the meeting.

I trust that this information is helpful for your continuing analysis. As always, feel free to reach out to GrafTech for additional information, as needed.

Best regards,

Joel L. Hawthorne

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